Exhibit 99.2

A MESSAGE TO ALL MEMBERS FROM MIKE THOMAS

April 18, 2006

I am pleased to inform you that The Chicago Federal Home Loan Bank today announced plans to move forward on key initiatives affecting our strategies for the future, including returning liquidity to our members' voluntary stock.

The Federal Housing Finance Board has reviewed and accepted the Bank's Retained Earnings and Dividend Policy and Business Plan Strategies, including our plan to issue $1 billion in subordinated debt by the end of June. Together, these plans provide for a stable capital structure for the Bank with the flexibility to improve service to our members into the future.

In addition, the Bank's Board of Directors met today and announced a quarterly cash dividend of an annualized rate of 3.10% to be paid on May 15, 2006.

Voluntary Stock Redemption

To facilitate the first capital stock redemption, the Bank plans to issue $1 billion of 10-year subordinated bonds by the end of June 2006. Proceeds from the sale of the bonds will be used shortly thereafter to redeem stock held by members in excess of the minimum amount required as a condition of membership. The subordinated debt will be included in the calculation of compliance with the Bank's regulatory leverage requirement, subject to phase-outs beginning in year six.

The Bank plans to redeem an additional $400-500 million of voluntary stock toward year-end, so that by the end of 2006, approximately 60-65% of currently outstanding voluntary stock will have been redeemed. The Bank will continue redemption of voluntary stock in 2007 and 2008, if necessary, until all member requests for redemption have been satisfied.

You will receive specific redemption guidelines in the coming weeks. The redemption procedures are outlined broadly in the attached "Q and A."

Retained Earnings and Dividend Policy

The Bank's Retained Earnings and Dividend Policy outlines the retained earnings requirements for the Bank, as well as the methodology for calculating dividend payments. This policy is designed to contribute to a strong capital base and provide both protection to stockholders against risks incurred in the Bank's business and a cushion against income fluctuation caused by GAAP accounting. To accomplish this, the policy requires minimum additions to retained earnings for each of the years 2006 through 2009 of a fixed dollar amount plus a percentage of the Bank's earnings. As a result, the policy limits the amount of earnings payable as dividends.

Under this policy, the Bank expects that its dividend rate in 2006 will be between 3% and 3.5%. The dividend rate in future years will depend on a number of factors, including future earnings and the final terms of the new capital regulation proposed by the Finance Board on March 8, 2006, which could further limit dividend payments by the Federal Home Loan Banks for a period of time. Subject to these circumstances and based on financial projections incorporating the business strategies discussed below, we expect that, while the dividend rate in 2007 may be in the same range as in 2006, the rates will rise in subsequent years. Issues regarding the Retained Earnings and Dividend Policy are also discussed in the attached "Q and A."

Business Strategies

The overall goal of our revised business strategies is to continue to meet our nearly 75-year-old mandate to facilitate homeownership in our members' local communities. In order to do so, we plan to make substantial changes to the Bank's balance sheet structure by growing our advances business, supported by revisions to our collateral and pricing policies and the introduction of new products and developing off-balance sheet capabilities for funding future Mortgage Partnership Finance® Program investments, enabling us to continue the evolution of this important service to our members while substantially reducing the amount of MPF® assets that will remain on our balance sheet.

As I have indicated to you over the last few months, resolving the issue of the liquidity of voluntary stock has been our top priority. We believe that all of the changes described here establish the foundation for continuing to provide value to you, your customers, and your local communities.

I look forward to visiting with those who will be attending the upcoming Regional Meetings. If you have any questions, please contact Charlie Huston, Executive Vice President, Member Relationship Management at 312-565-5715 or chuston@fhlbc.com, your Relationship Manager or me.

Sincerely,

Mike Thomas

President and CEO

This letter contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "expects", "believes", "plans" or their negatives or other variations on these terms. Forward-looking statements by their nature involve risk or uncertainty that could effect the extent to which a particular objective, projection, estimate, or prediction is realized and actual financial performance could differ materially from that expressed or implied in these forward-looking statements. The Bank assumes no obligation to update any forward-looking statements made in this letter.

Chicago Federal Home Loan Bank

Voluntary Stock, Retained Earnings and Dividend Policy, and Business Strategies

Q and A

How do I redeem my voluntary stock?

The Bank is in the process of finalizing both the subordinated debt issue and the voluntary stock redemption. We will provide detailed redemption instructions to you in the coming weeks. In general, we anticipate accepting requests for voluntary stock redemption for a designated period of time over several weeks following the debt issuance. Requests will be treated without regard to when the request was received during the redemption request period.

I know the Bank's voluntary stock is more than $1 billion. How will you redeem the amount over $1 billion?

If requests exceed $1 billion for this first redemption, shares will be redeemed on a pro rata basis based on the number of shares accepted for redemption. For subsequent redemptions, the Bank will announce the time and method of voluntary stock redemption. We plan to redeem another $400-500 million in voluntary stock in December 2006. We estimate that, by the end of 2006, we will have redeemed 60-65% of outstanding voluntary stock. Redemptions will continue through 2007 and 2008 until all member requests for redemptions have been satisfied.

I know that the Bank has the highest level of retained earnings of any of the banks in the Home Loan Bank System. Why would the Finance Board require additions?

The Finance Board's new proposed capital regulation, stipulating minimum retained earnings, reflects their scrutiny of the level of retained earnings in all of the banks in the Home Loan Bank System. The Bank's retained earnings policy is the result of discussions with the Finance Board specific to the unique liquidity and interest rate characteristics of our balance sheet due to the mortgage portfolio and the resulting risk management practices.

How will the Finance Board's proposed capital regulation impact the Retained Earnings and Dividend Policy?

We won't know how the Finance Board's capital regulation will impact the Retained Earnings and Dividend Policy, if at all, until the Finance Board finalizes its proposed regulation. The proposal currently under consideration (and subject to public comment) calls for a limit on dividend payout ratios of 50% until a retained earnings level of $50 million plus 1% of non-advances assets is reached. The Finance Board itself has indicated that the parameters of the capital rule will be finalized later this year after consideration of comments submitted by mid-July. If, however, the proposal is finalized in its current form, the Bank would be required to retain earnings at a higher level than those outlined in the Retained Earnings and Dividend Policy. As a result, the anticipated level of the Bank's dividends would be negatively impacted -- as would dividends for most Home Loan Banks -- for six to seven quarters following enactment of the regulation.

What is the status of the Bank's Capital Conversion Plan as required by the Gramm-Leach-Bliley Act?

We will implement a capital conversion plan as soon as practicable. However, the ultimate timing of the implementation of a capital conversion plan will depend, in part, on the demand for voluntary stock redemptions. It is unlikely that the conversion will take place in 2006.

What are the retained earnings requirements and dividend limitations in the policy?

Required Retained Earnings

The minimum amount the Bank is required to add to retained earnings annually in the years 2006-2009 is a combination of a fixed dollar amount and a percentage of Adjusted Core Net Income less the fixed dollar requirement.

Dividend Payout

The policy sets maximum dividend payout ratios in each of the four years calculated as a percentage of Adjusted Core Net Income less the fixed dollar retained earnings (RE) requirement.

	2006	2007	2008	2009
Minimum retained earnings fixed dollar amount ($ million)	$50.0	$35.0	$12.5	$12.5
Maximum dividend as % of Adjusted Core Net Income* after satisfying RE Dollar Requirement	80%	80%	90%	90%

*Adjusted Core Net Income is defined in the Retained Earnings Policy as GAAP Net Income less certain defined items as detailed in the Bank's 2005 10-K filing, page 65, available at www.sec.gov.

How will the new funding for the MPF® Program work? What does that mean for the future of the MPF Program?

The Bank is considering several approaches to off-balance sheet funding alternatives for the MPF Program and expects to announce a solution later this year. However, we expect this solution to provide for expanded opportunities for member Participating Financial Institutions to benefit from the MPF Program.

This letter contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "expects", "believes", "plans" or their negatives or other variations on these terms. Forward-looking statements by their nature involve risk or uncertainty that could effect the extent to which a particular objective, projection, estimate, or prediction is realized and actual financial performance could differ materially from that expressed or implied in these forward-looking statements. The Bank assumes no obligation to update any forward-looking statements made in this letter.